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                                                                    EXHIBIT 12.1

                          WESTERN WIRELESS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

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
                                                                                                                 NINE
                                                                                                                MONTHS
                                                                                                                 ENDED
                                                                                                               SEPTEMBER
                                                                        YEAR ENDED DECEMBER 31,                   30,
                                           ----------------------------------------------------------------   ----------
                                              1998          1999          2000        2001           2002        2003
                                           -----------   -----------   ---------   ----------    ----------   ----------
Income (loss) from continuing
     operations before provision
     for income taxes and cumulative
     change in accounting principle......  $   (13,359)  $   (48,121)  $   65,406  $ (143,564)   $  (92,050)  $   21,256

Adjust for:

     Minority interests in net loss of
       consolidated subsidiaries.........         (479)       (1,610)      (2,058)    (18,967)       (8,408)      (4,196)
     Equity in net (income) loss of
       unconsolidated affiliates, net of
       tax...............................        4,746        14,529         (658)      7,772        (4,219)      (1,549)
                                           -----------   -----------   ----------  ----------    ----------   ----------
 Income (loss) from continuing operations
     before provision for income taxes,
     cumulative change in accounting
     principle, minority interests in
     consolidated subsidiaries and income
     (loss) from equity investees........       (9,092)      (35,202)      62,690    (154,759)     (104,677)      15,511

Add:

     Fixed charges.......................       92,227        99,993      152,229     163,353       158,791      119,289
     Amortization of capitalized interest                                                 125           425          463

Deduct:

     Interest capitalized................                                              (1,500)       (2,100)        (150)
     Minority interest in pre-tax income
       of subsidiaries...................                                     488        (616)         (104)       6,954
                                           -----------   -----------   ----------  ----------    ----------   ----------

       Earnings..........................  $    83,135   $    64,791   $  215,407  $    6,603    $   52,335   $  142,067
                                           ===========   ===========   ==========  ==========    ==========   ==========

Fixed Charges:

     Interest and financing expense,
       net. .............................  $    92,227   $    99,993   $  152,229  $  161,853    $  156,691   $  119,139
     Interest capitalized................                                               1,500         2,100          150
                                           -----------   -----------   ----------  ----------    ----------   ----------

       Fixed Charges.....................  $    92,227   $    99,993   $  152,229  $  163,353    $  158,791   $  119,289
                                           ===========   ===========   ==========  ==========    ==========   ==========

Ratio of earnings to fixed charges.......         0.90          0.65         1.42        0.04          0.33         1.19
                                           ===========   ===========   ==========  ==========    ==========   ==========

Deficiency of earnings to cover fixed
       charges...........................  $    (9,092)  $   (35,202)  $        0  $ (156,750)   $ (106,456)  $        0
                                           ===========   ===========   ==========  ==========    ==========   ==========
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